Exhibit 99.17

Section A

OVERVIEW

Foreword		A.3

Introduction		A.5

1.	Immediate actions for Québec	A.7

2.	Québec's economic situation	A.11

3.	Québec's financial situation	A.17

4.	Debt reduction	A.23

APPENDIX: Main financial framework tables		A.25

A.1

FOREWORD

The government has committed itself to demonstrating transparency in its actions and in the sharing of information.

Accordingly, the presentation of the information in the Update on Québec's Economic and Financial Situation has been reviewed with respect to previous years.

These improvements aim to make it easier to read and understand the information made public.

This document is divided into five sections:1

—	Section A “Overview” presents the initiatives announced by the government and provides a summary of Québec's economic and financial situation;

—	Section B “Immediate Actions for Québec” provides the details of the announced initiatives;

—	Section C “The Québec Economy: Recent Developments and Outlook for 2018 and 2019” includes the update on Québec's economic situation;

—	Section D “Québec's Financial Situation” lays out the fiscal policy directions and the financial framework;

—	Section E “The Québec Government's Debt” presents the government's policy directions for the debt and its repayment.

Additional information is available online and may be consulted on the Ministère des Finances website: www.finances.gouv.qc.ca.

____________________________________________
1

Unless otherwise indicated, this document is based on data available as at November 21, 2018. The budgetary data presented for 2017-2018 are actual data that have been reclassified according to the 2018-2019 budgetary structure. Those presented for 2018-2019 and subsequent years are forecasts.

Overview	A.3

INTRODUCTION

As of last October, the government made a commitment to manage Quebecers' money in an efficient and disciplined manner. It also pledged to put money back in the pockets of Quebecers, particularly families and low-income seniors.

Furthermore, the government wants to grow Québec's economic potential over the coming years by implementing the required strategic measures.

The Update on Québec's Economic and Financial Situation allows the government to specify its economic and fiscal policy directions and to announce the first initiatives that will benefit all Quebecers.

The government's economic and fiscal policy directions include:

—	initiatives to put money back in the pockets of families and seniors;

—	encouragement of business investment to increase Québec's wealth while fostering Québec's transition to a greener economy;

—	accelerated repayment of the debt, along with continued deposits of dedicated revenues in the Generations Fund;

—	maintenance of a balanced budget in 2018-2019 and for the coming years;

—	effective and efficient management of public finances to provide quality public services;

—	The tabling of Budget 2019-2020 will be an opportunity for the government to outline the initiatives announced in education and health.

—	maintenance of a high level of public capital investments to ensure the renewal of infrastructure.

Thus, nearly $3.3 billion over five years will be allocated to achieving a higher standard of living for Quebecers and to supporting the economy.

Overview	A.5

1.	IMMEDIATE ACTIONS FOR QUÉBEC

The Update on Québec's Economic and Financial Situation allows the government to immediately address its commitment to improving financial assistance for families and seniors. Actions are also planned to stimulate business investment while promoting Québec's transition toward a greener economy.

The government will give back to families and seniors nearly $1.7 billion over five years. To do so, it is planning on the following:

—	payment of a more generous family allowance for families with two or more children beginning in 2019;

—	freeze on the additional contribution for subsidized childcare as of 2019;

—	introduction of an assistance amount for low-income seniors aged 70 or over as of 2018.

Furthermore, initiatives of nearly $1.6 billion are being implemented to encourage businesses to invest in order to increase their productivity, namely:

—	measures to accelerate depreciation of capitalizable commercial property to spur greater businesses investment following the initiatives announced by the federal government;

—	introduction of a permanent additional capital cost allowance of 30% for certain types of investments;

—	extension of the electricity discount programs for customers billed at Rate L and for greenhouses, and their broadening to include large businesses served by Hydro-Québec's off-grid systems.

The government also reiterates its intention to continue the fight against climate change by encouraging the acquisition of electric vehicles by March 31, 2019.

These immediate actions are funded through improvements to the financial framework, in particular interest savings resulting from the accelerated repayment of the debt. They fall within the scope of an approach to improve Quebecers' quality of life and collective wealth.

—	These additional initiatives total nearly $3.3 billion over five years.

Overview	A.7

TABLE A.1

Financial impact of the measures in the Update on Québec's Economic and
Financial Situation
(millions of dollars)

	2018-	2019-	2020-	2021-	2022-	Cumul.	Ref.
	2019-	2020-	2021-	2022-	2023-	5 years	pages

Putting money back in the pockets of families and seniors

Payment of a more generous family allowance	–61.9	–249.6	–256.6	–263.1	–270.1	–1 101.3	B.9

Freeze on the additional contribution for subsidized childcare	–0.2	–1.2	–2.2	–3.3	–4.5	–11.4	B.16

Introduction of the senior assistance amount	–102.4	–107.6	–113.6	–118.6	–123.6	–565.8	B.18

Subtotal	–164.5	–358.4	–372.4	–385.0	–398.2	–1 678.5

Ensuring an environment conducive to business investment

Accelerated depreciation to encourage businesses to invest more	–44.0	–443.0	–320.0	–292.0	–256.0	–1 355.0	B.21

New permanent additional capital cost allowance of 30%	—	–5.0	–37.0	–80.0	–109.0	–231.0	B.26

Extension and broadening of electricity discount programs	—	—	—	—	—	—	B.31

Subtotal	–44.0	–448.0	–357.0	–372.0	–365.0	–1 586.0

Continuing efforts to fight climate change

Encouragement of acquisition of electric vehicles	–20.7	—	—	—	—	–20.7	B.34

TOTAL	–229.2	–806.4	–729.4	–757.0	–763.2	–3 285.2

Update on Québec’s
A.8	Economic and Financial Situation

❏	Putting money back in the pockets of families and seniors

The government is taking its first actions to put money back in the pockets of families and seniors.

Three actions are announced as part of the Update on Québec's Economic and Financial Situation.

—	The family allowance will be implemented to improve tax assistance for families with two or more children.

—	The maximum allowance will increase by $500 for a family with two children and by $1 000 for a family with three or more children.

—	The additional contribution required from parents of a child in subsidized childcare will stay at the same level as in 2018.

—	The freeze of the additional contribution is consistent with the desire to gradually eliminate it over the coming years.

—	The senior assistance amount will be introduced to bolster assistance for low-income seniors aged 70 or over.

—	This new refundable tax credit will be up to $200 for a single senior or $400 for a senior couple.

Overall, these initiatives represent additional investments of nearly $1.7 billion more over five years to further support families and seniors.

Overview	A.9

❏	Ensuring an environment conducive to business investment

An environment conducive to investment is crucial for encouraging Québec businesses to invest to boost their productivity.

Following the initiatives announced by the federal government and to further promote business investment, the government is announcing:

—	an increase to 100% in the depreciation rate applicable in respect of computer hardware, manufacturing and processing equipment, clean energy generation equipment and intellectual property;

—	introduction of an enhanced capital cost allowance in respect of all other types of investment;

—	implementation of a permanent additional capital cost allowance of 30% for investments in computer hardware, manufacturing and processing equipment, clean energy generation equipment and intellectual property;

—	extension of the electricity discount programs for customers billed at Rate L and for greenhouses, and their broadening to include large businesses served by Hydro-Québec's off-grid systems.

Overall, these actions represent investment support of nearly $1.6 billion over five years to encourage businesses to increase their productivity.

❏	Encouraging the acquisition of electric vehicles

Given the popularity of electric vehicles with Quebecers, the government is announcing additional funding of nearly $21 million for rebate programs for the purchase of new and used electric vehicles by March 31, 2019.

This investment will encourage the acquisition of over 3 350 electric vehicles more and 1 200 charging stations more.

Furthermore, the parameters of the Drive Electric program, the amount of financial assistance to be paid and the kinds of vehicles covered will be looked at before the next budget.

Update on Québec’s
A.10	Economic and Financial Situation

2.	QUÉBEC'S ECONOMIC SITUATION

❏	Favourable economic conditions

Québec, like Canada, saw robust economic growth in 2017. Québec real GDP rose by 2.8% in 2017, after increasing by 1.4% in 2016.2

Households and business investment will continue to drive real GDP growth in the coming years. Despite continued favourable economic conditions, growth is expected to be more moderate.

—	Real GDP is expected to grow by 2.5% in 2018 and 1.8% in 2019.

A number of factors will contribute to the moderation in economic growth.

—	Job creation will continue but at a more moderate pace, curbed by the already low unemployment rate and the anticipated decrease in the potential labour pool.

—	Interest rate hikes in Canada will contribute to a slowdown in household consumption and residential investment.

—	In addition, the level of business investment per worker lags that of Québec's main trading partners. This under-investment limits Québec's economic potential.

_______________________________________
2

The data presented on pages A.11 to A.15 and A.30 reflect provincial economic accounts of Statistics Canada published on November 8, 2018. The forecast is based on the information available before that date. In addition, the economic forecast does not take into account the most recent budgetary and fiscal measures in the Update on Québec’s Economic and Financial Situation.

Overview	A.11

❏	Less synchronized global growth

After broad-based global growth in 2017, signs of less synchronized growth have been observed.

—	After strong expansion posted in 2017, economic activity decreased in several major economies during 2018, including the euro area, the United Kingdom and China.

According to the International Monetary Fund, the share of countries that will see accelerated growth should decrease from 58% in 2017 to 54% in 2019.

—	Moreover, the economic weight of these countries in the global economy should decrease from 75% in 2017 to 32% in 2019.

❏	Moderate growth of global trade and investment

Growth in global trade posted a 3.6% year-over-year change in the second quarter of 2018, compared with 4.6% on average in 2017. A slowdown in investment was also observed.

—	Customs duties imposed on the exports of certain major economies could have limited global trade because of, in particular, uncertainty on investment.

Escalation of trade tensions between the United States and its trading partners is the main risk to global trade.

Update on Québec’s
A.12	Economic and Financial Situation

❏	Productivity gains are needed to support economic growth in Québec

The growth in economic activity in recent years has raised Quebecers' standard of living. Real GDP growth depends on the following factors:

—	demographic trends, indicated by changes in the population aged 15-64, which constitutes the main pool of potential workers;

—	employment growth, reflected in a higher employment rate, that is, the total number of workers in relation to the population aged 15-64;

—	productivity growth, that is, the increase in output per worker.

Québec's aging population has led to a shrinking labour pool in recent years. Demographics stopped contributing to real GDP growth in 2014. In addition, significant rises in the employment rate have reduced the number of available workers, which will curtail potential gains.

Against this backdrop, economic expansion and improvement in the standard of living in Québec will be more dependent on productivity gains. As a result, Québec businesses will be called on to invest more heavily in increasing their productivity.

TABLE A.2

Contribution of economic growth factors in Québec
(average annual percentage change and contribution in percentage points)

	Historical			Forecast
	1982-	2011-					2021-
	2010	2016	2017	2018	2019	2020	2022
Real GDP (percentage change)	2.0	1.3	2.8	2.5	1.8	1.5	1.3
Growth factors (contribution):
Potential labour pool(1)	0.6	0.1	−0.1	0.0	−0.1	−0.3	−0.2
Employment rate(2)	0.6	0.7	2.3	1.0	1.0	0.9	0.7
Productivity(3)	0.8	0.5	0.6	1.5	0.8	1.0	0.8
Standard of living(4)	1.3	0.7	1.9	1.4	1.1	0.8	0.6

Note: Totals may not add due to rounding.
(1)	Population aged 15-64.
(2)	Total number of workers out of the population aged 15-64.
(3)	Real GDP per worker.
(4)	Real GDP per capita.
Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

Overview	A.13

■	Standard of living and productivity gaps to be eliminated

Québec's real GDP per capita rose substantially between 2007 and 2017. The faster improvement in Québec than in Canada and Ontario narrowed standard of living gaps. Despite this good performance, however gaps remain.

—	In 2017, the standard of living was 19.2% higher in Canada than in Québec. The standard of living gap with Ontario was 17.2%.

In the current context of an aging population, productivity gains, measured by real GDP per job, are crucial to increasing Quebecers' standard of living. However, Québec trails Canada and Ontario in productivity.

—	In 2017, Canada's productivity was 20.4% higher than Québec's. Québec's productivity gap with Ontario was 17.7%.

The productivity gap can be eliminated by increasing non-residential business investment, a key determinant of future economic growth.

Update on Québec’s
A.14	Economic and Financial Situation

■	Québec must catch up to Ontario in business investment

Québec has yet to achieve its full potential on the business investment front. In 2017, non-residential business investment stood at $11 158 per private-sector job. This was less than in Ontario ($13 409 per private-sector job) and Canada ($17 266 per private-sector job).

—	If Québec wants to achieve the same level of investment per private-sector job as in Ontario in 2017, Québec businesses need to increase their investments by nearly $7 billion, or around 20%.

The gap between Québec and Ontario is primarily due to an under-investment in machinery and equipment, the key determinant of productivity.

—	In 2017, the level of Québec business investment in machinery and equipment lagged behind Ontario by $1 432 per private-sector job.

The gap between Québec and Ontario was narrower for the other investment components, that is, non-residential structures and intellectual property products.

Overview	A15

3.	QUÉBEC'S FINANCIAL SITUATION

❏	Québec's financial framework is balanced

Consolidated revenue is $112.5 billion in 2018-2019, up 3.8% from the previous year. In 2019-2020, it will grow by 2.2% .

Consolidated expenditure is $108.0 billion in 2018-2019, with growth of 4.3% . In 2019-2020, it will grow by 4.1% .

Deposits in the Generations Fund amount to $2.9 billion in 2018-2019 and will reach $2.5 billion in 2019-2020.

The financial framework indicates a budgetary balance within the meaning of the Balanced Budget Act of $1.7 billion in 2018-2019, zero in 2019-2020 and $0.2 billion in 2020-2021.

TABLE A.3

Consolidated summary financial framework December 2018 update
(billions of dollars)

	2018-2019	2019-2020	2020-2021
Own-source revenue	88.5	89.7	92.7
% change	3.0	1.4	3.3
Federal transfers	24.0	25.2	25.5
% change	6.7	5.1	1.2
Consolidated revenue	112.5	115.0	118.2
% change	3.8	2.2	2.8
Mission expenditures	–98.8	–103.1	–105.8
% change	4.9	4.4	2.6
Debt service	–9.1	–9.2	–9.5
% change	–1.2	1.0	3.0
Consolidated expenditure	–108.0	–112.4	–115.3
% change	4.3	4.1	2.6
Contingency reserve	—	–0.1	–0.1
SURPLUS	4.5	2.5	2.8
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–2.9	–2.5	–2.7
BUDGETARY BALANCE(1)	1.7	—	0.2

Note: Totals may not add due to rounding.
(1)	Budgetary balance within the meaning of the Balanced Budget Act.

Overview	A.17

■	Improvements in the financial framework since March 2018

The strong performance of the economy resulted in upward adjustments to the financial framework for 2018-2019 and subsequent years relative to March 2018.

—	In particular, the upward adjustment of economic growth since March 2018 contributed to a greater-than-expected increase in the government's tax revenues.

Overall, adjustments related to the economic and budgetary situation, after elimination of the use of the stabilization reserve, total $1.9 billion in 2018-2019, $806 million in 2019-2020 and $879 million in 2020-2021.

These adjustments are primarily attributable to:

—	positive adjustments to tax revenue of $1.5 billion for 2018-2019 and $1.6 billion for 2019-2020 and 2020-2021 owing to the recurrence of the more- favourable-than-anticipated results for 2017-2018;

—

positive adjustments of $325 million in 2018-2019, $451 million in 2019-2020 and $218 million in 2020-2021 to federal transfers because of, among other things, the signing of the integrated bilateral agreement for the federal infrastructure plan, Investing in Canada;

—	a decrease in debt service of $248 million in 2018-2019, $201 million in 2019-2020 and $37 million in 2020-2021 primarily due to the savings from the accelerated repayment of the debt.

The positive adjustments to the financial framework make it possible for the government to eliminate the use of the stabilization reserve and to fund initiatives, while maintaining budgetary balance.

—	Additional investments total $229 million in 2018-2019, $806 million in 2019-2020 and $729 million in 2020-2021.

Update on Québec’s
A.18	Economic and Financial Situation

TABLE A.4

Adjustments to the financial framework since March 2018
(millions of dollars)

	2018-2019	2019-2020	2020-2021
BUDGETARY BALANCE(1) – MARCH 2018	—	—	—
ADJUSTMENTS TO THE ECONOMIC AND BUDGETARY SITUATION
Own-source revenue excluding revenue from government enterprises
Tax revenue	1 489	1 586	1 625
Other revenue	795	–80	–147
Subtotal	2 284	1 506	1 478
Revenue from government enterprises	308	95	42
Federal transfers	325	451	218
Mission expenditures	661	–719	–721
Debt service
Savings generated by accelerated repayment of the debt	40	193	117
Other adjustments to debt service	208	8	–80
Subtotal	248	201	37
Deposits of dedicated revenues in the Generations Fund	–360	208	304
Subtotal for improvements	3 466	1 742	1 358
Elimination of the use of the stabilization reserve	–1 587	–936	–479
Subtotal(2)	1 879	806	879

DECEMBER 2018 INITIATIVES
Further support for families	–62	–251	–259
Introduction of the senior assistance amount	–102	–108	–114
Acceleration of business investment	–44	–448	–357
Encouragement of acquisition of electric vehicles	–21	—	—
Subtotal	–229	–806	–729
BUDGETARY BALANCE(1) – DECEMBER 2018 UPDATE	1 650	—	150

Note: Totals may not add due to rounding.
(1)	Budgetary balance within the meaning of the Balanced Budget Act, after use of the stabilization reserve, where applicable.
(2)	These amounts represent improvements after elimination of the use of the stabilization reserve.

Overview	A.19

Adjustments to the financial framework since the pre-election report

The acceleration in the economy has led to positive adjustments to the financial framework for fiscal 2018-2019 and subsequent years relative to the data presented in the August 2018 pre-election report.

–	Overall, adjustments related to the economic and budgetary situation, after elimination of use of the stabilization reserve, total $1.9 billion in 2018-2019, $792 million in 2019-2020 and $408 million in 2020-2021.

These improvements to the financial framework, including the interest savings from accelerated repayment of the debt, allow the funding of initiatives totalling $229 million in 2018-2019, $806 million in 2019-2020 and $729 million in 2020-2021.

Adjustments to the financial framework since the pre-election report
(millions of dollars)
	2018-	2019-	2020-
	2019	2020	2021
BUDGETARY BALANCE(1) – AUGUST 2018	—	14	471
ADJUSTMENTS TO THE ECONOMIC AND BUDGETARY SITUATION
Own-source revenue excluding revenue from government enterprises
Tax revenue	640	745	725
Other revenue	725	–172	–249
Subtotal	1 365	573	476
Revenue from government enterprises	301	102	49
Federal transfers	329	871	480
Mission expenditures	727	–1 023	–747
Debt service
Savings arising from accelerated repayment of the debt	40	193	117
Other adjustments to debt service	114	–132	–271
Subtotal	154	61	–154
Deposits of dedicated revenues in the Generations Fund	–360	208	304
Subtotal for improvements	2 516	792	408
Elimination of the use of the stabilization reserve	–637	—	—
Subtotal(2)	1 879	792	408

DECEMBER 2018 INITIATIVES
Further support for families	–62	–251	–259
Introduction of the senior assistance amount	–102	–108	–114
Acceleration of business investment	–44	–448	–357
Encouragement of acquisition of electric vehicles	–21	—	—
Subtotal	–229	–806	–729
BUDGETARY BALANCE(1) – DECEMBER 2018 UPDATE	1 650	—	150

Note: Totals may not add due to rounding.
(1)	Budgetary balance within the meaning of the Balanced Budget Act, after use of the stabilization reserve, where applicable.
(2)	These amounts represent improvements after elimination of the use of the stabilization reserve.

Update on Québec’s
A.20	Economic and Financial Situation

A surplus of $2.6 billion in 2017-2018

The results published in Public Accounts 2017-2018 show a $2.6 -billion surplus after deposits in the Generations Fund. This surplus made it possible to reduce the gross debt in 2017-2018.

—	This is a positive adjustment of $1.8 billion relative to the forecast of March 2018.

Consolidated revenue amounts to $108.4 billion, which represents an increase of 5.2% compared to 2016-2017.

—	Revenue has been adjusted upward by $1.2 billion since March 2018 owing mainly to the good economic performance, which supported tax revenues.

Consolidated expenditure totals $103.5 billion, which corresponds to an increase of 4.8% relative to the previous year.

—

Expenditure has been adjusted downward by $565 million since March 2018, primarily because of a difference between planned expenditures and those incurred by bodies and special funds, particularly in municipal infrastructure projects.

Actual results in 2017-2018 relative to those of March 2018
(millions of dollars)
	2017-2018
			Actual
	March 2018	Adjustments	results
Consolidated revenue	107 196	1 208	108 404
% change			5.2
Consolidated expenditure	–104 054	565	–103 489
% change			4.8
SURPLUS	3 142	1 773	4 915
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–2 292	–1	–2 293
BUDGETARY BALANCE(1)	850	1 772	2 622

Note: The adjustments recorded since the pre-election report show a $319-million increase in the budgetary surplus.
(1)	Budgetary balance within the meaning of the Balanced Budget Act.

Overview	A.21

Toward more efficient and more transparent management of public finances

As soon as it took office last October, the government made a commitment to manage public finances in an efficient and transparent manner.

That is why the Ministère des Finances and the Secrétariat du Conseil du trésor are currently working to rapidly put the following improvements in place:

—	more frequent reporting on changes in the annual budgetary balance;

—	strengthening of the approval process for the budgetary forecasts of bodies.

More frequent reporting on changes in the annual budgetary balance

With a view to transparency and making the most recent information on the budgetary balance for the current year available on a regular basis, the government plans to:

—	add, every quarter, a preliminary estimate of the budgetary balance for the current year in the monthly report on financial transactions;

—	as of next year, release a monthly report on a fully consolidated basis, comparable to the annual budget and the public accounts.

Strengthening of the approval process for the budgetary forecasts of bodies

To bolster synchronization between the government's budget planning and that of public bodies prior to budget approval, in keeping with government policy directions, the government will amend the rules for adopting the budgets of these bodies based on best practices.

These changes will allow for better integration of the government budget preparation process, in keeping with the principles of governance of public bodies.

Update on Québec’s
A.22	Economic and Financial Situation

4.	DEBT REDUCTION

❏	Acceleration of debt repayment

In the Update on Québec's Economic and Financial Situation, the government provides for accelerated debt repayment.

A sum of $8 billion from the Generations Fund will be used by spring 2019 to repay borrowings on financial markets.

—	With the $2-billion repayment at the beginning of fiscal 2018-2019, $10 billion from the Generations Fund will have been used to reduce the debt on the financial markets by spring 2019.

This accelerated debt repayment generates interest savings of $332 million over five years.

—	In total, over five years, the debt repayments frees up $1.4 billion that can be used to fund public services.

The Generations Fund will continue to receive revenues allocated to debt reduction every year, as provided for in the Act to reduce the debt and establish the Generations Fund.

TABLE A.5

Use of the Generations Fund for debt repayment
(millions of dollars)

	2017-	2018-	2019-	2020-	2021-	2022-
	2018	2019	2020	2021	2022	2023	Total

Book value, beginning of year	10 523	12 816	7 667	8 166	10 853	13 806

Revenues dedicated to the Generations Fund	2 293	2 851	2 499	2 687	2 953	3 245

Use of the Generations Fund to repay borrowings	—	–8 000	–2 000	—	—	—	–10 000

BOOK VALUE, END OF YEAR	12 816	7 667	8 166	10 853	13 806	17 051

Overview	A.23

❏	Maintenance of the debt reduction objectives

The Act to reduce the debt and establish the Generations Fund provides that for fiscal 2025-2026, the gross debt may not exceed 45% of GDP, and the debt representing accumulated deficits may not exceed 17% of GDP.

The Update on Québec's Economic and Financial Situation confirms that these objectives are being maintained:

—	objective of reducing gross debt to 45% of GDP will be achieved in 2020-2021, or five years earlier than planned;

—	objective of reducing debt representing accumulated deficits to 17% of GDP will be achieved in 2025-2026, as provided for in the Act.

Update on Québec’s
A.24	Economic and Financial Situation

APPENDIX:	MAIN FINANCIAL FRAMEWORK TABLES

TABLE A.6

Consolidated financial framework, 2017-2018 to 2022-2023
(millions of dollars)

	2017-	2018-	2019-	2020-	2021-	2022-
	2018	2019	2020	2021	2022	2023
Consolidated revenue
Personal income tax	29 528	31 196	32 502	33 809	35 203	36 567
Contributions for health services	6 221	6 171	6 333	6 481	6 619	6 763
Corporate taxes	8 142	8 521	8 099	8 335	8 530	8 742
School property tax	2 243	1 860	1 738	1 811	1 892	1 976
Consumption taxes	20 329	21 040	21 792	22 230	22 717	23 359
Duties and permits	3 965	4 192	4 060	4 203	4 310	4 415
Miscellaneous revenue	10 398	10 851	10 659	11 010	11 470	11 888
Government enterprises	5 093	4 640	4 565	4 828	5 109	5 472
Own-source revenue	85 919	88 471	89 748	92 707	95 850	99 182
% change	3.6	3.0	1.4	3.3	3.4	3.5
Federal transfers	22 485	23 999	25 215	25 514	25 562	26 212
% change	11.4	6.7	5.1	1.2	0.2	2.5
Total consolidated revenue	108 404	112 470	114 963	118 221	121 412	125 394
% change	5.2	3.8	2.2	2.8	2.7	3.3
Consolidated expenditure
Mission expenditures	–94 249	–98 837	–103 143	–105 789	–108 286	–111 418
% change	5.7	4.9	4.4	2.6	2.4	2.9
Debt service	–9 240	–9 132	–9 221	–9 495	–9 673	–9 981
% change	–3.0	–1.2	1.0	3.0	1.9	3.2
Total consolidated expenditure	–103 489	–107 969	–112 364	–115 284	–117 959	–121 399
% change	4.8	4.3	4.1	2.6	2.3	2.9
Contingency reserve	—	—	–100	–100	–100	–100
SURPLUS	4 915	4 501	2 499	2 837	3 353	3 895
BALANCED BUDGET ACT
Deposits of dedicated revenues in the Generations Fund	–2 293	–2 851	–2 499	–2 687	–2 953	–3 245
BUDGETARY BALANCE(1)	2 622	1 650	—	150	400	650

(1)	Budgetary balance within the meaning of the Balanced Budget Act.

Overview	A.25

TABLE A.7

Consolidated revenue, 2017-2018 to 2020-2021
(millions of dollars)

	2017-2018	2018-2019	2019-2020	2020-2021
Personal income tax	29 528	31 196	32 502	33 809
% change	1.0	5.6	4.2	4.0
Contributions for health services	6 221	6 171	6 333	6 481
% change	4.2	–0.8	2.6	2.3
Corporate taxes	8 142	8 521	8 099	8 335
% change	8.9	4.7	–5.0	2.9
School property tax	2 243	1 860	1 738	1 811
% change	3.4	–17.1	–6.6	4.2
Consumption taxes	20 329	21 040	21 792	22 230
% change	5.4	3.5	3.6	2.0
Duties and permits	3 965	4 192	4 060	4 203
% change	20.1	5.7	–3.1	3.5
Miscellaneous revenue	10 398	10 851	10 659	11 010
% change	–1.5	4.4	–1.8	3.3
Government enterprises	5 093	4 640	4 565	4 828
% change	4.0	–8.9	–1.6	5.8
Own-source revenue	85 919	88 471	89 748	92 707
% change	3.6	3.0	1.4	3.3
Federal transfers	22 485	23 999	25 215	25 514
% change	11.4	6.7	5.1	1.2
TOTAL	108 404	112 470	114 963	118 221
% change	5.2	3.8	2.2	2.8

Update on Québec’s
A.26	Economic and Financial Situation

TABLE A.8

Mission expenditures, 2017-2018 to 2020-2021
(millions of dollars)

	2017-2018	2018-2019		2019-2020	2020-2021
Health and Social Services	40 176	42 094		43 857	45 639
% change	3.7	4.8	(1)	4.2	4.1
Education and Culture	22 780	23 788		24 603	25 422
% change	4.4	4.0	(1)	3.4	3.3
Economy and Environment	14 459	14 974		15 927	15 518
% change	17.0	3.6		6.4	–2.6
Support for Individuals and Families	9 816	10 225		10 602	10 825
% change	2.4	5.0	(1)	3.7	2.1
Administration and Justice(2)	7 018	7 756		8 154	8 385
% change	4.9	10.5		5.1	2.8
TOTAL	94 249	98 837		103 143	105 789
% change	5.7	4.9		4.4	2.6

Note: Mission expenditures do not take into consideration the initiatives in education and health that will be announced in Budget 2019-2020.
(1)

To assess growth in 2018-2019 based on comparable spending levels, the percentage changes for 2018-2019 were calculated by excluding, from 2017-2018 expenditures, transfers from the provision for francization attributed to the Health and Social Services mission ($12 million) and the Support for Individuals and Families mission ($75 million) and including them in the 2017-2018 expenditures of the Education and Culture mission.

(2)	These amounts include the Contingency Fund reserve.

Overview	A.27

TABLE A.9

Margins of prudence
(millions of dollars)

	2018-	2019-	2020-	2021-	2022-
	2019	2020	2021	2022	2023	Total
Contingency reserve	—	100	100	100	100	400
Contingency Fund reserve	100	300	300	300	300	1 300
Debt service reserve	—	150	150	150	150	600
Subtotal – Reserves	100	550	550	550	550	2 300
Stabilization reserve as at March 31, 2019						8 824
TOTAL	100	550	550	550	550	11 124

Update on Québec’s
A.28	Economic and Financial Situation

TABLE A.10

Margins of prudence and main risks to Québec's financial situation
Margins of prudence			Risks		Estimated impact		Ref. pages
Financial framework

—	Contingency reserve:		—	Generalized global slowdown
	■	$100 million a year from 2019-2020 to 2022-2023
				■ Change of 1 percentage point in Québec's GDP	—	$725-million impact on own-source revenue	D.38

—	Stabilization reserve:			■ Typical recession (average)	—	$8.1-billion impact on own-source revenue	D.18
	■	$8.8 billion as at March 31, 2019
			—	Specific economic risks
■ Faster-than-expected tightening of monetary policy

■ Change in the price of oil and other commodities

				■ Bigger-than-anticipated slowdown of Canada's residential sector		■ 0.1 GDP point

				■ Customs duties on steel and aluminum		■ 0.3 GDP point

			—	Government enterprises
				■ Hydro-Québec (e.g. variation of 1 °C in winter temperatures compared to normal temperatures)	—	Impact of nearly $50 million on Hydro-Québec's net earnings	D.41

			—	Federal transfers (relative change of Québec's population in Canada)	—	$110 million with a change of 0.1 percentage point	D.44

Expenditure

—	Contingency Fund		—	Cover unforeseen expenditure under government programs	—	Undetermined
reserve:
	■	$100 million in 2018-2019	—	Change in target clienteles	—	$580 million with a change of 1 percentage point in the total population	D.50

	■	$300 million per year from 2019-2020 to 2022-2023
			—	Technological changes	—	$275 million with an increase in technology-related costs for healthcare of 1.0%

			—	Change in general level of prices	—	$270 million with a change of 1 percentage point in prices	D.50

			—	Natural disaster	—	Undetermined
			—	Public capital investment completion rate for a given year (5% difference)	—	$40-million on expenditure (depreciation and interest)

			—	Shortfall to be offset
Debt service
—	Debt service reserve:		—	Higher-than-anticipated rise in interest rates	—	$250 million with a change of 1 percentage point
	■	$150 million a year from 2019-2020 to 2022-2023

			—	Lower-than expected return of the Retirement Plans Sinking Fund	—	$20 million with a change of 1 percentage point	D.52

Overview	A.29

TABLE A.11

Economic outlook for Québec, 2017 to 2022
(percentage change, unless otherwise indicated)

		2017	2018	2019	2020	2021	2022
Output
Real gross domestic product		2.8	2.5	1.8	1.5	1.3	1.3
–	March 2018	3.0	2.1	1.7	1.5	1.3	1.3
Nominal gross domestic product		5.0	4.4	3.5	3.2	3.0	3.0
–	March 2018	4.4	3.5	3.3	3.2	3.0	3.0
Components of GDP (in real terms)
Household consumption		3.2	2.4	2.0	1.5	1.4	1.3
–	March 2018	3.3	2.7	1.8	1.5	1.4	1.3
Government spending and investment		2.8	3.4	1.1	0.8	0.7	0.8
–	March 2018	1.7	1.7	1.1	0.6	0.2	0.6
Residential investment		7.3	5.8	–1.4	–0.8	0.1	0.2
–	March 2018	7.5	3.7	–2.2	0.3	0.1	0.2
Non-residential business investment		2.5	6.0	4.7	2.8	2.2	2.1
–	March 2018	5.0	5.1	3.1	2.4	2.2	2.1
Exports		1.2	2.3	2.3	2.4	2.2	2.0
–	March 2018	1.7	2.7	2.4	2.2	2.1	1.9
Imports		3.9	3.2	1.4	1.8	1.7	1.6
–	March 2018	3.7	2.3	1.8	1.7	1.6	1.6
Labour market
Job creation (thousands)		90.2	43.7	40.2	25.1	20.7	20.0
–	March 2018	90.2	60.6	30.1	23.6	20.2	20.0
Unemployment rate (%)		6.1	5.5	5.4	5.3	5.3	5.2
–	March 2018	6.1	5.4	5.3	5.3	5.2	5.1
Other economic indicators (in nominal terms)
Household consumption excluding food and rent		4.4	4.6	3.5	2.9	2.7	2.8
–	March 2018	4.8	4.5	3.3	3.0	2.8	2.8
Wages and salaries		4.8	4.9	3.2	3.1	3.0	3.0
–	March 2018	4.3	4.1	3.2	3.0	3.0	3.0
Household income		4.3	4.6	3.5	3.3	3.1	3.1
–	March 2018	3.8	3.7	3.3	3.2	3.1	3.2
Net operating surplus of corporations		11.7	4.8	4.7	4.3	3.5	3.5
–	March 2018	11.9	4.9	4.8	4.3	3.5	3.5

Sources: Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

Update on Québec’s
A.30	Economic and Financial Situation

Section C

THE QUÉBEC ECONOMY:
RECENT DEVELOPMENTS AND OUTLOOK
FOR 2018 AND 2019

1.	The economic situation in Québec		C.3

	1.1	Favourable economic conditions in Quebec	C.3
	1.2	Household consumption expenditure will remain a driver growth	C.9
	1.3	High level of activity in the residential sector	C.10
	1.4	Growth in non-residential business investment to continue in 2018	C.13
	1.5	Export will benifit from favourable global conditions	C.15
	1.6	Nominal GDP growth is decelerating	C.16
	1.7	Comparison with private sector forecasts	C.18
	1.8	Five-year economic outlook for 2018-2022	C.20

2.	The situation of Québec's main economic partners		C.21

	2.1	The economic situation in Canada	C.22
	2.2	The economic situation in United States	C.26

3.	Developments on financial markets		C.31

4.	The global economic situation		C.37

5.	Main risks that may influence the forecast scenario		41

C.1

1.	THE ECONOMIC SITUATION IN QUÉBEC

1.1	Favourable economic conditions in Québec

Québec, like Canada, saw robust economic growth in 2017. Québec real GDP rose by 2.8% in 2017, after increasing by 1.4% in 2016.1

Households and business investment will continue to drive real GDP growth in the coming years. Despite continued favourable economic conditions, growth is expected to be more moderate.

—	Real GDP is projected to grow by 2.5% in 2018 and 1.8% in 2019.

A number of factors will contribute to the moderation in economic growth.

—	Job creation will continue but at a more moderate pace, curbed by the already low unemployment rate and the anticipated decrease in the potential labour pool.

—	Interest rate hikes in Canada will contribute to a slowdown in household consumption and residential investment.

—	In addition, the level of business investment per worker lags Québec's major trading partners. This under-investment limits Québec's economic potential.

_____________________________________
1

Unless otherwise indicated, this section contains data from the provincial economic accounts published by Statistics Canada on November 8. The forecast is based on the information available before that date. In addition, economic outlook does not take into account the most recent budgetary and fiscal measures in the Update on Québec’s Economic and Financial Situation.

The Québec Economy:
Recent Developments and Outlook for 2018 and 2019	C.3

❏	Households and businesses will support economic growth in the coming years

Households have been the main driver of growth in recent years. They will continue contributing to economic activity in 2018 and 2019, but at a slower pace.

—

Household consumption expenditure and residential investment will be sustained by the high employment level and rising wages. However, both will be curbed by higher borrowing costs. Moreover, the changes to mortgage rules by the federal government will contribute to limited residential investment.

On the business side, non-residential investment is expected to continue growing.

—

Robust demand for Québec goods and services will prompt companies to increase their production capacity. At the same time, the pressures of an aging population on the labour market should encourage businesses to invest more in order to improve their productivity.

—	The anticipated growth in investment will also help drive Québec's future economic growth.

—

In addition, the agreement in principle on the new United States–Mexico– Canada Agreement (USMCA) to replace the North American Free Trade Agreement (NAFTA) should ease uncertainty and spur investment.

A gain in exports is expected to be led by sustained demand from Québec's main trading partners, the favourable exchange rate and dwindling uncertainty over trade with the United States.

TABLE C.1

Real GDP and its major components
(percentage change and contribution in percentage points)

		2017	2018	2019
Contribution of domestic demand		3.4	3.3	1.8
–	Household consumption	3.2	2.4	2.0
–	Residential investment	7.3	5.8	−1.4
–	Non-residential business investment	2.5	6.0	4.7
–	Government spending and investment	2.8	3.4	1.1
Contribution of the external sector		−1.4	−0.5	0.4
–	Exports	1.2	2.3	2.3
–	Imports	3.9	3.2	1.4
Contribution of inventories		0.8	−0.2	−0.4
REAL GDP		2.8	2.5	1.8

Note:	Totals may not add due to rounding.
Sources:	Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

Update on Québec’s Economic
C.4	and Financial Situation

❏	Job creation will continue but at a more moderate pace

The labour market progressed favourably in 2017, seeing the creation of 90 200 jobs on average.

—

In addition, the unemployment rate fell to 6.1% in 2017, an annual record since Statistics Canada began its Labour Force Survey (LFS) in 1976. It was also lower than Canada's unemployment rate for the same year (6.3%).

The labour market is expected to continue performing well in the coming years, although job creation will be limited by an already low unemployment rate and the anticipated decrease in the potential labour pool due to the aging population.

—

In the last year, more precisely between October 2017 and October 2018, 6 400 jobs were created. In addition, Québec's unemployment rate fell to 5.2% in October, below the rates in Ontario (5.6%) and Canada (5.8%).

Job creation for the full year 2018 will be up 1.0%, averaging 43 700 jobs. In 2019, 40 200 jobs are expected to be added, an increase of 0.9% ..

—	The projected job creation and a tighter labour pool are expected to continue driving the unemployment rate down, to 5.5% in 2018 and 5.4% in 2019.

The anticipated low unemployment rate will require utilizing the full potential of the workforce in the coming years in order to sustain economic growth in all regions of Québec.

The Québec Economy:
Recent Developments and Outlook for 2018 and 2019	C.5

Job creation calculation methods

The Ministère des Finances produces its labour market forecasts using data from Statistics Canada's monthly Labour Force Survey (LFS). Statistics Canada also publishes annual data corresponding to the average of monthly statistics.

Annual job creation – different calculation methods

Various calculation methods can be used to measure year-over-year employment change.

The Ministère des Finances presents its labour market forecast using annual data.

–

This method reduces monthly fluctuations related to cyclical components. It places greater emphasis on labour market trends as well as establishes a clearer link between economic activity and changes in the labour market.

•	Based on annual data, an average of 90 200 jobs were created in 2017.

Another method consists in comparing a monthly statistic to the data of the corresponding period the previous year.

–	This method, referred to as year-over-year comparison, quickly reveals trend changes. Based on this method, 94 100 jobs were created between December 2016 and December 2017.

The results obtained with these calculation methods may differ significantly.

–	For example, an average of 37 700 jobs were created in 2011, whereas 47 000 positions were lost between December 2010 and December 2011. The same year, economic growth was positive, coming in at 1.9%.

Update on Québec’s Economic
C.6	and Financial Situation

Job creation calculation methods (cont.)

Each calculation method has its advantages and disadvantages.

Labour market trends should be studied using different methods to obtain the most accurate assessment of the state of the labour market and its impact on Québec's economy.

The Québec Economy:
Recent Developments and Outlook for 2018 and 2019	C.7

A tightening Québec labour market

Population aging necessitates greater labour market participation

Québec is facing an aging population, which is leading to a decline in the number of people aged 15 and 64, who represent the largest pool of potential workers.

–	In this context, increased labour market participation will be needed in the coming years to support economic growth and improve Quebecers' standard of living.

The share of people employed in Québec reaches a peak

The good labour market performance raised employment rates in Québec. In 2017, employment rates rose to record highs for each age cohort under 59, with the exception of the 15-24 age group.

–

In 2017, the employment rates for cohorts between the ages of 15 and 59 were higher in Québec than in Canada. An increase, albeit limited, in the employment rates for these age groups is still possible.

Despite the good performance, the employment rate of the population aged 15 years and over was lower in Québec than in Canada in 2017. This is attributable to the fact that Québec has an older population than Canada.

–	The employment rate drops quickly among the older age cohorts.

–	Furthermore, employment rate gaps still exist with Canada and Ontario in respect of the population aged 60 and over. There is considerable room for improvement in these gaps.

Employment rate by age group, 2017
(per cent)

	Québec	Canada	Ontario
15-19 years	45.5	41.6	38.6
20-24 years	71.4	68.9	65.4
25-29 years	82.2	79.8	77.9
30-34 years	84.6	83.0	82.5
35-39 years	85.5	83.2	81.8
40-44 years	86.0	84.0	82.4
45-49 years	85.2	83.2	82.7
50-54 years	83.0	80.8	80.7
55-59 years	72.2	71.7	71.6
60-64 years	[45.7]	51.4	53.3
65-69 years	[20.1]	25.8	27.0
70+ years	5.5	7.4	8.1
15+ years	60.9	61.6	61.0
15-64 years	74.8	73.4	72.3

Source:	Statistics Canada.

Update on Québec’s Economic
C.8	and Financial Situation

1.2	Household consumption expenditure will remain a driver of growth

Household consumption expenditure rose by 3.2% in real terms in 2017, contributing substantially to the increase in economic activity. Consumption will continue to increase in the coming years, but at a more moderate pace. The growth rate is expected to be 2.4% in 2018 and 2.0% in 2019, compared to 2.2% and 2.0% in Canada in 2018 and 2019, respectively.

—

The low unemployment rate and anticipated decrease in the potential labour pool will continue to put pressure on wages and salaries in Québec, which are expected to rise by 4.9% in 2018 and 3.2% in 2019. The increases will support household spending.

—	Thus, Québec is on track to record higher growth in wages and salaries than Canada for the third year in a row in 2018.

—	In Québec, wages and salaries advanced by 2.2% in 2016 and 4.8% in 2017. They should advance by 4.9% in 2018.

—	By comparison, in 2016 wages and salaries contracted by 0.5% in Canada. They subsequently rose by 4.5% in 2017 and are expected to increase further by 4.4% in 2018.

—	Furthermore, households will continue to adjust to higher borrowing costs and inflation, which will limit their consumption.

The Québec Economy:
Recent Developments and Outlook for 2018 and 2019	C.9

1.3	High level of activity in the residential sector

The residential sector is seeing a high level of activity, driven by the favourable economic conditions. Until now, the Québec real estate market differed from the rest of Canada, being only slightly affected by the tighter mortgage rules that came into effect on January 1, 2018, in particular due to the lower price of homes in Québec.

—

Since January 2018, housing starts (+1.7%) and home resale transactions (+5.0%) have continued their upward trend in Québec. In Canada, housing starts (−2.3%) and home resale transactions (−10.3%) have dropped since the start of the year.

While remaining robust, residential activity is expected to cool starting in 2019 due to the combined effect of cumulative interest rate hikes and tighter mortgage rules. As a result, residential investment is projected to rise by 5.8% in real terms in 2018 and then decline by 1.4% in 2019. More specifically:

—	in 2018, housing starts are expected to increase by 3.0% to 47 900 units, the highest level since 2011. In 2019, housing starts are forecast to decline by 9.0%, while remaining above 40 000 units for the third year in a row;

—	home renovation spending is projected to rise in real terms by 1.9% in 2018 and 3.2% in 2019.

Update on Québec’s Economic
C.10	and Financial Situation

Real estate transactions by foreign buyers
in Québec as a whole and on the island of Montréal

According to Québec land register data compiled by JLR Solutions Foncières, on average between 2006 and 2018, foreign buyers1 accounted for 0.7% of all home purchases in Québec, or roughly 840 transactions per year. On the island of Montréal,2 foreign buyers accounted for 1.7% all home purchases, or slightly more than 400 transactions, over the same period.

The share of foreign buyer transactions varied between 2006 and 2017, but remained small.

–	Foreign buyers' share of all home purchases in Québec as a whole fell from 0.8% in 2006 to 0.4% in 2010 and then rose to 1.0% in 2017.

–	On the island of Montréal, foreign buyers' share of all home purchases declined from 1.7% in 2006 to 0.9% in 2010 and 2.9% in 2017.

Thus, for both Québec as a whole and just the island of Montréal, real estate transactions were mostly by Québec buyers.

–	In 2017, 94.4% of all real estate transactions on the island of Montréal were by Québec buyers.

1

“Foreign buyers” means buyers who, at the time of the real estate transaction, declared an address of residence outside Canada. This information, which appears in the notarial act, does not indicate the status of the buyer in relation to the Immigration and Refugee Protection Act.

2	Montréal administrative region.

The Québec Economy:
Recent Developments and Outlook for 2018 and 2019	C.11

Real estate transactions by foreign buyers
in Québec as a whole and on the island of Montréal (cont.)

Recent statistics show a growing interest in the Montréal real estate market since the start of 2018, with foreign buyers' share of home purchases doubling in the last four years, from 1.6% in 2015 to 3.3% on average in 2018.

Foreign buyers are drawn to the island of Montréal primarily for:

–	the favourable economic conditions in Québec;

–	the lower price of homes in Montréal than in Toronto and Vancouver;

–	the quality of life and the large number of universities in Montréal.

Despite the growing interest, the share of foreign buyers in all real estate transactions on the island of Montréal remains significantly lower than in Toronto and Vancouver.

Montréal's strong residential market is attributable to the increase in transactions by Québec homebuyers.

–	The number of property transactions by Québec residents rose from 22 479 in 2016 to 24 063 in 2017, an increase of around 1 580 transactions.

Update on Québec’s Economic
C.12	and Financial Situation

1.4	Growth in non-residential business investment to continue in 2018

Following a 2.5% increase in 2017, growth in non-residential business investment, in real terms, is expected to continue, rising by 6.0% in 2018 and then moderating to 4.7% in 2019. All investment components will see an increase in the coming years.

—	Investment in machinery and equipment, the main determinant of productivity, will be especially strong again in 2018, growing by 9.4%. In 2019, the growth rate should stand at 5.9%.

—	Investment in non-residential structures is expected to increase by 2.4% in 2018 and 3.7% in 2019, while investments in intellectual property products will see 7.7% and 5.0% growth, respectively.

A number of factors will contribute to investment growth in Québec.

—

Strong demand for Québec goods and services should encourage businesses to expand their production capacity. In addition, the agreement reached on the new United States–Mexico–Canada Agreement has eased uncertainties and their dampening effects on investment.

—	The low unemployment rate should also prompt businesses to invest to improve their productivity.

However, despite the projected growth, investments per job will remain lower in Québec that in Ontario and Canada.

The Québec Economy:
Recent Developments and Outlook for 2018 and 2019	C.13

❏	Government investments to increase in the coming years

The public administration sector, in particular the Québec government, municipalities and the federal government, will raise investments in Québec to a high level in the coming years.

—	In 2017, the value of investments by all levels of government reached $16.6 billion.

—	It is expected to rise to $17.5 billion in 2018 and $18.3 billion in 2019.

Government investments are an important economic engine, making it possible to upgrade public infrastructure for the benefit of citizens and businesses.

More specifically, the Québec government will continue to make substantial investments under the Québec Infrastructure Plan (QIP), totaling more than $100 billion over ten years, or roughly $10 billion a year from 2018-2019 to 2027-2028.

—	In 2018-2019, the QIP will account for nearly 60% of total public investment in Québec and for 2.3% of Québec's GDP.

Update on Québec’s Economic
C.14	and Financial Situation

1.5	Exports will benefit from favourable global conditions

Québec exports are projected to grow by 2.3% in 2018 and 2019, after increasing by 1.2% in 2017. The growth is mainly attributable to:

—	continued economic growth in Canada and the United States, Québec's largest trading partners;

—	In particular, the agreement in principle on the United States–Mexico– Canada Agreement reached in 2018 will reduce uncertainties over the investment and export growth outlooks for Québec.

—	the favourable Canadian dollar exchange rate;

—

the new trade agreements, in particular the Canada-European Union Comprehensive Economic and Trade Agreement (CETA) and the Comprehensive and Progressive Agreement for Trans-Pacific Partnership (CPTPP), which will remove some barriers to exports to a number of countries.

However, the rise in global protectionism and the adoption of certain restrictive trade measures will continue to present risks for Québec exports.

Slower growth is expected in imports owing to moderation in domestic demand. Import growth is forecast to decelerate from 3.9% in 2017 to 3.2% in 2018 and 1.4% in 2019 in real terms.

The Québec Economy:
Recent Developments and Outlook for 2018 and 2019	C.15

1.6	Nominal GDP growth is decelerating

Real GDP growth combined with a rise in the GDP deflator should increase nominal GDP by 4.4% in 2018 and 3.5% in 2019. The nominal GDP growth rate in 2017 was 5.0% .

Note that the GDP deflator, the index that measures changes in GDP prices, is determined by two factors:

—	domestic demand prices of which the consumer price index (CPI) is an important indicator;

—	the ratio between export prices and import prices, that is, the terms of trade.

The GDP deflator will increase at a slower pace in 2018 than in 2017 due to less favourable terms of trade, as higher crude oil prices will result in a faster increase in import prices compared to 2017.

—	Thus, after increasing by 2.1% in 2017, the GDP deflator will rise by 1.8% in 2018 and 1.7% in 2019.

—	The CPI will trend in the opposite direction, rising from an increase of 1.0% in 2017 to a 2.0% increase in 2018 and 2019.

—	An increase in oil prices, which is figured into the price of gas at the pump, raises the consumer price index.

TABLE C.2

Nominal GDP growth in Québec
(percentage change)

	2014	2015	2016	2017	2018	2019
Real GDP	1.6	0.9	1.4	2.8	2.5	1.8
Prices – GDP deflator	1.4	2.0	1.4	2.1	1.8	1.7
NOMINAL GDP	3.0	2.9	2.8	5.0	4.4	3.5

Note:	Totals may not add due to rounding.
Sources:	Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

Update on Québec’s Economic
C.16	and Financial Situation

❏	Upturn in consumer price growth

Québec has seen low inflation over the last few years. Between 2013 and 2017, total consumer price index (CPI) inflation in Québec was below the Bank of Canada's target rate of 2.0% .

Total CPI growth in Québec will firm up in the coming years and will stand at 2.0% in 2018 and 2019.

—	The shrinking pool of available workers will put upward pressure on wages.

—	Wage growth generally leads to faster growth in household consumption expenditure, which pushes prices up, particularly in a context of full utilization of production capacity.

—	An inflation rate close to 2.0% is consistent with an economy that is growing near potential.

The Québec Economy:
Recent Developments and Outlook for 2018 and 2019	C.17

1.7	Comparison with private sector forecasts

The Ministère des Finances du Québec's economic growth outlook for 2018 and 2019 is comparable to the average private sector forecast.

—	For 2018, the real GDP growth forecast is 2.5%, which is slightly higher than the average private sector forecast of 2.4% growth.

—	In 2019, real GDP is expected to expand by 1.8%, which is slightly below the average private sector forecast of 1.9% growth.

Update on Québec’s Economic
C.18	and Financial Situation

TABLE C.3

Economic outlook for Québec
(percentage change, unless otherwise indicated)

	2017	2018	2019	2020	2021	2022
Output
Real gross domestic product	2.8	2.5	1.8	1.5	1.3	1.3
– March 2018	3.0	2.1	1.7	1.5	1.3	1.3
Nominal gross domestic product	5.0	4.4	3.5	3.2	3.0	3.0
– March 2018	4.4	3.5	3.3	3.2	3.0	3.0
Components of GDP (in real terms)
Household consumption	3.2	2.4	2.0	1.5	1.4	1.3
– March 2018	3.3	2.7	1.8	1.5	1.4	1.3
Government spending and investment	2.8	3.4	1.1	0.8	0.7	0.8
– March 2018	1.7	1.7	1.1	0.6	0.2	0.6
Residential investment	7.3	5.8	–1.4	–0.8	0.1	0.2
– March 2018	7.5	3.7	–2.2	0.3	0.1	0.2
Non-residential business investment	2.5	6.0	4.7	2.8	2.2	2.1
– March 2018	5.0	5.1	3.1	2.4	2.2	2.1
Exports	1.2	2.3	2.3	2.4	2.2	2.0
– March 2018	1.7	2.7	2.4	2.2	2.1	1.9
Imports	3.9	3.2	1.4	1.8	1.7	1.6
– March 2018	3.7	2.3	1.8	1.7	1.6	1.6
Labour market
Job creation (thousands)	90.2	43.7	40.2	25.1	20.7	20.0
– March 2018	90.2	60.6	30.1	23.6	20.2	20.0
Unemployment rate (%)	6.1	5.5	5.4	5.3	5.3	5.2
– March 2018	6.1	5.4	5.3	5.3	5.2	5.1
Other economic indicators (in nominal terms)
Household consumption excluding food and rent	4.4	4.6	3.5	2.9	2.7	2.8
– March 2018	4.8	4.5	3.3	3.0	2.8	2.8
Wages and salaries	4.8	4.9	3.2	3.1	3.0	3.0
– March 2018	4.3	4.1	3.2	3.0	3.0	3.0
Household income	4.3	4.6	3.5	3.3	3.1	3.1
– March 2018	3.8	3.7	3.3	3.2	3.1	3.2
Net operating surplus of corporations	11.7	4.8	4.7	4.3	3.5	3.5
– March 2018	11.9	4.9	4.8	4.3	3.5	3.5

Sources:	Institut de la statistique du Québec, Statistics Canada and Ministère des Finances du Québec.

The Québec Economy:
Recent Developments and Outlook for 2018 and 2019	C.19

1.8	Five-year economic outlook for 2018-2022

The Ministère des Finances du Québec's five-year forecasts are similar to the average private sector forecasts for real GDP growth, price inflation and nominal GDP growth.

—	For real GDP, the Ministère des Finances du Québec forecasts an average growth rate of 1.7% from 2018 to 2022, which is similar to the average private sector growth forecast.

—	For nominal GDP, the Ministère des Finances du Québec forecasts an average growth rate of 3.4% from 2018 to 2022, which is slightly below the average private sector growth forecast of 3.6%.

TABLE C.4

Québec economic outlook – Comparison with the private sector
(percentage change)

							Average
	2017	2018	2019	2020	2021	2022	2018-2022
Real GDP
Ministère des Finances du Québec	2.8	2.5	1.8	1.5	1.3	1.3	1.7
Private sector average	—	2.4	1.9	1.5	1.4	1.4	1.7
Prices – GDP deflator
Ministère des Finances du Québec	2.2	1.8	1.7	1.7	1.7	1.7	1.7
Private sector average	—	1.8	2.0	1.9	1.8	1.8	1.9
Nominal GDP
Ministère des Finances du Québec	5.0	4.4	3.5	3.2	3.0	3.0	3.4
Private sector average	—	4.2	3.9	3.5	3.2	3.3	3.6

Note:	Totals and averages may not add due to rounding.
Source:	Ministère des Finances du Québec summary as of November 13, 2018, which includes the forecasts of 11 private sector institutions.

Update on Québec’s Economic
C.20	and Financial Situation

2.	THE SITUATION OF QUÉBEC'S MAIN ECONOMIC PARTNERS

❏	Québec's economic activity is influenced by the situation of its main trading partners

In 2017, over 45% of Québec's nominal GDP was derived from products and services exports around the world. The same year, 79% of Québec's total goods exports went to its main trading partners, namely, Canada and the United States. Trends in Québec exports and economic activity are thus largely influenced by the economic situation of the province's main trading partners.

—	In Canada, the 3.0% jump in real GDP in 2017 should be followed by 2.1% growth in 2018 and 1.8% growth in 2019.

—	In the United States, real GDP growth should come in at 2.8% in 2018 and 2.5% in 2019, after seeing an increase of 2.2% in 2017.

In addition, Québec will benefit from the robust growth in the global economy.

—

Economic activity will also be supported by the entry into force of new trade agreements, including the Canada-European Union Comprehensive Economic and Trade Agreement and the Comprehensive and Progressive Agreement for Trans-Pacific Partnership, which will open doors to new business opportunities for Québec exporters. The agreement reached on the new United States– Mexico–Canada Agreement will ease uncertainties for Canadian exporters.

The Québec Economy:
Recent Developments and Outlook for 2018 and 2019	C.21

2.1	The economic situation in Canada

❏	Real GDP returns to a more moderate pace of growth

Canadian economic growth accelerated sharply in 2017, with real GDP expanding by 3.0% . The upturn occurred after two years of weak growth, when Canada's economy was negatively affected by the drop in global oil prices.

Real GDP is expected to return to a more moderate pace of growth in the coming years, advancing by 2.1% in 2018 and 1.8% in 2019.

—	Consumer spending will continue to support economic activity but see less robust growth.

—	The residential sector will see a slowdown due to the stricter housing-market regulations that took effect on January 1, 2018 and to the increase in mortgage rates.

—	Business investment will continue climbing, buoyed by higher spending in the non-energy sector.

—	Public spending will remain high with the federal government continuing to fund infrastructure projects under the Investing in Canada Plan.

—	Furthermore, exports are projected to continue their upward trend due to the strong demand from non-Canadian businesses and households.

Update on Québec’s Economic
C.22	and Financial Situation

The following table presents the main elements of Canada's economic outlook.

TABLE C.5

Economic outlook for Canada
 (percentage change, unless otherwise indicated)

	2017	2018	2019
Output
Real gross domestic product	3.0	2.1	1.8
Components of GDP (in real terms)
Household consumption	3.6	2.2	2.0
Government spending and investment	2.7	2.6	1.2
Residential investment	2.4	−1.0	−2.5
Non-residential business investment	2.2	6.9	4.5
Exports	1.1	2.8	2.6
Imports	4.2	3.5	2.2
Labour market
Job creation (thousands)	336.5	224.4	178.1
Unemployment rate (%)	6.3	5.9	5.7
Other economic indicators
Housing starts (thousands of units)	219.8	214.1	196.6
Consumer price index	1.6	2.5	2.2

Sources:	Statistics Canada, Canada Mortgage and Housing Corporation and Ministère des Finances du Québec.

The Québec Economy:
Recent Developments and Outlook for 2018 and 2019	C.23

❏	Household consumption is expected to cool

Household consumption expenditure saw strong growth in 2017. It rose by 3.6% in real terms, driven by large employment gains.

Household consumption is expected to continue driving economic growth moving forward. However, it is forecast to rise at more moderate rates of 2.2% in 2018 and 2.0% in 2019.

—

The deceleration is essentially due to slower job creation. Whereas 336 500 jobs were created in 2017 (+1.9%), the Canadian economy is expected to add 224 400 jobs in 2018 (+1.2%) and 178 100 jobs in 2019 (+1.0%).

❏	Canada's residential sector is undergoing a period of adjustment

Canada's residential sector is undergoing a period of adjustment as a result of the stricter mortgage rules that took effect in January 2018. One of the goals of the new rules is to cool home resale activity, particularly in Ontario and British Columbia. Moreover, the anticipated rise in interest rates and the slowdown in job creation will continue tempering housing demand.

Following the very robust activity in 2017, the residential market is expected to start contracting in the coming years.

—	A gradual downturn in housing starts is forecast, with 214 100 new units in 2018 and 196 600 units in 2019.

Update on Québec’s Economic
C.24	and Financial Situation

❏	Continued recovery in investment

After increasing by 2.2% in 2017, in real terms, non-residential business investment in Canada is expected to continue its upward trend, climbing by 6.9% in 2018 and 4.5% in 2019. The growth will be driven primarily by spending in non-energy sector.

—

Growth in non-residential investment in the non-energy sector will be fuelled by strong domestic and foreign demand, which exerts pressure on production capacity. The industrial capacity utilization rate is close to the peak levels seen prior to the 2008-2009 recession.

—	However, energy investment continues to moderate owing to, in particular, the weak price of Canadian oil and constraints related to transportation capacities.

❏	Continued growth in exports

Exports should stay on a growth path, increasing by 2.8% in 2018 and 2.6% in 2019 in real terms.

—	The dynamic U.S. economy as well as the favourable global economic climate will boost demand for Canadian products. Moreover, the Canadian dollar exchange rate should continue to be good for exports.

—	In addition, the agreement reached on the United States–Mexico–Canada Agreement is easing uncertainty for Canadian exporters. However, U.S. tariffs on Canadian steel and aluminum are still in place.

The Québec Economy:
Recent Developments and Outlook for 2018 and 2019	C.25

2.2	The economic situation in the United States

❏	Robust economic growth in the United States

After standing at 2.2% in 2017, economic growth is expected to accelerate in the United States, to 2.8% in 2018 and 2.5% in 2019.

The U.S. economy will be supported primarily by stronger domestic demand and benefit from favourable economic fundamentals:

—	the unemployment rate is likely to continue decreasing and wage growth should accelerate;

—	business investment will continue its upward trend;

—	spending by the U.S. federal government will increase substantially under the budget agreement signed in February 2018.

As well, the tax reform that took effect in early 2018 has optimism among households and businesses at an all-time high.

However, trade tensions and the strong U.S. dollar should curtail export growth in the coming quarters.

Furthermore, interest rate hikes by the U.S. Federal Reserve should moderate growth in sectors of the U.S. economy that are more sensitive to interest rate fluctuations, particularly the residential sector.

Update on Québec’s Economic
C.26	and Financial Situation

Sharp increase in federal spending in 2018 and 2019

U.S. fiscal policy should stimulate economic activity

At the start of 2018, the U.S. federal government adopted major budget and tax expenditure measures that are expected to stimulate economic growth in 2018 and 2019. More specifically, the U.S. government:

–	passed a tax reform, which took effect in January 2018, aimed at lowering personal and corporate income tax rates;

–	passed in February 2018, a spending plan that would raise the spending caps by a total of nearly US$300 billion for 2018 and 2019.

The Congressional Budget Office, a federal agency that provides non-partisan analysis to Congress, projects that the budget and tax measures represent an estimated US$271 billion and US$459 billion in spending in 2018 and 2019, respectively, an amount equivalent to 1.3% and 2.1% of U.S. GDP.

As a result, after contracting by 0.1% in 2017, spending by all levels of government in the United States is projected to increase by 1.8% in 2018 and 2.2% in 2019, making a significant contribution to economic growth.

–	In particular, federal spending is forecast to grow by 3.7% in 2018 and 4.5% in 2019.

–	This would be the biggest growth in U.S. federal government spending since the sharp increase during the 2008-2009 recession.

The Québec Economy:
Recent Developments and Outlook for 2018 and 2019	C.27

The following table shows the detailed economic outlook for the United States.

TABLE C.6

Economic outlook for the United States
(percentage change, unless otherwise indicated)

	2017	2018	2019
Output
Real gross domestic product	2.2	2.8	2.5
Components of GDP (in real terms)
Household consumption	2.5	2.5	2.5
Non-residential business investment	5.3	7.0	4.1
Residential investment	3.3	0.9	2.2
Government spending	−0.1	1.8	2.2
Exports	3.0	4.5	3.3
Imports	4.6	4.5	4.8
Labour market
Job creation (millions)	2.3	2.3	2.1
Unemployment rate (%)	4.4	3.9	3.6
Average hourly wage – private sector	2.5	3.0	3.3
Other economic indicators
Housing starts (millions of units)	1.2	1.3	1.3
Consumer price index	2.1	2.5	2.2

Sources:	IHS Markit and Ministère des Finances du Québec.

Update on Québec’s Economic
C.28	and Financial Situation

❏	Consumption buoyed by the strong labour market

Growth in household consumption expenditure should hold steady at 2.5% in both 2018 and 2019, driven primarily by:

—	the strong labour market, with an expected acceleration in wage growth and a forecast unemployment rate of 3.6% in 2019;

—	consumer confidence, which is at an all-time high.

Households are still enjoying a good financial situation. Growth in real personal disposable income is gaining momentum. In addition, the share of income going to financial obligations, in particular mortgages, remains at a historically low level.

❏	Moderation in residential investment

After increasing by 3.3% in 2017, residential investment is expected to moderate, with projected increases of 0.9% in 2018 and 2.2% in 2019.

Expansion of the U.S. residential sector will be curtailed by a number of factors, in particular:

—	a small resale housing stock and a labour shortage in the construction sector, which put upward pressure on property prices;

—	higher mortgage rates, making homes less affordable for new buyers.

The Québec Economy:
Recent Developments and Outlook for 2018 and 2019	C.29

❏	An increase in business investment

After growing by 5.3% in 2017, non-residential business investment is expected to rise by 7.0% in 2018 and 4.1% in 2019, fuelled by:

—	the tax relief measures under the tax reform, such as tax cuts and accelerated depreciation of capital spending;

—	the increase oil prices at the start of 2018, which spurred energy investment.

❏	Trade tensions will put pressure on the external sector

The external sector is expected to make a negative contribution to U.S. economic growth in 2019, with exports growing at a slower pace than imports.

—	Export growth is forecast to stand at 4.5% in 2018 and 3.3% in 2019. It will be dampened by the tariffs imposed by the United States' trading partners, in particular China, as well as the strong U.S. dollar.

—	Imports, for their part, are projected to expand by 4.5% in 2018 and 4.8% in 2019, spurred by robust domestic demand and already high production capacity utilization rate in the United States.

Update on Québec’s Economic
C.30	and Financial Situation

3.	DEVELOPMENTS ON FINANCIAL MARKETS

❏	The global economy's good performance is prompting interest rate hikes

The continued economic growth globally in recent months, especially in North America where growth was particularly robust, spurred interest rate hikes.

—	The U.S. Federal Reserve and the Bank of Canada continued raising their key interest rates and more hikes are expected in the coming quarters.

Against this backdrop, bond yields have increased worldwide, reaching levels not seen since 2011 in the United States.

—	This higher bond yields and the concerns about world trade fuelled a resurgence of volatility in stock markets in recent months.

Furthermore, global oil prices rose at the beginning of the year, primarily due to concerns about the global oil supply. The price of Canadian oil remained weak, hampered by transportation capacity constraints.

The Canadian dollar has been relatively stable in recent months, having not fully benefited from the increase in global oil prices. In addition, the U.S. dollar's broad-based appreciation had a negative impact on the Canadian dollar.

The Québec Economy:
Recent Developments and Outlook for 2018 and 2019	C.31

❏	Ongoing monetary tightening in North America

■	The U.S. Federal Reserve will continue gradually hiking its key interest rate

The U.S. Federal Reserve has raised its key interest rate by 25 basis points three times since the beginning of 2018. The rate has been in the range of 2.00% -2.25% since September 2018.

In addition, the U.S. economy is growing at full potential. With the labour market still robust, the unemployment rate fell to 3.7% in October, a nearly 50-year low.

—	Continued tightening of labour market conditions should lead to an acceleration in wages and inflation.

Against this backdrop, the Federal Reserve is expected to raise its key interest rate by another 25 basis points in December, followed by three more hikes in 2019.

■	The Bank of Canada will continue raising its policy interest rate

In October 2018, the Bank of Canada raised its benchmark interest rate for the third time since the beginning of 2018, bringing it to 1.75% .

—

Canada's economy is growing near potential, whereas core inflation is close to the 2% target. In addition, the agreement on the United States–Mexico– Canada Agreement removed a large source of uncertainty.

As a result, the Bank of Canada is expected to continue raising its policy interest rate, with two more hikes foreseen in 2019.

Update on Québec’s Economic
C.32	and Financial Situation

❏	Bond yields will continue to rise gradually

Bond yields have increased in most of the major advanced economies in recent months. In the United States, 10-year Treasury yields hit a high of over 3.20% in November, a yield not seen since 2011.

—	The increase was fuelled by the robust U.S. economy, which buoyed financial market expectations regarding a faster-than-expected monetary tightening.

Canadian bond yields have increased in tandem with U.S. yields. They too have been buoyed by market expectations related to continued hikes in the Bank of Canada's policy interest rate.

Bond yields are forecast to continue rising gradually in North America in the coming quarters.

—	Continued economic growth and the anticipated acceleration of inflation will prompt the U.S. Federal Reserve and the Bank of Canada to tighten their respective monetary policies.

Furthermore, the start of monetary policy normalization in the euro area will support bond yields around the world. The European Central Bank will end its asset purchase program in December 2018 and is expected to start raising its key interest rate in 2019.

TABLE C.7

Canadian financial markets
(average annual rate in per cent, unless otherwise indicated, end-of-the-year data in brackets)

	2017	2018	2019	2020
Target for the overnight rate	0.7 (1.0)	1.4 (1.8)	2.1 (2.3)	2.6 (2.8)
3-month Treasury bills	0.7 (1.1)	1.4 (1.8)	2.2 (2.5)	2.7 (2.8)
10-year bonds	1.8 (2.0)	2.3 (2.5)	2.8 (3.0)	3.2 (3.4)
Canadian dollar (in U.S. cents)	77.1 (79.5)	77.5 (77.3)	78.1 (78.7)	79.5 (80.0)

Sources:	Statistics Canada, Bloomberg and Ministère des Finances du Québec.

The Québec Economy:
Recent Developments and Outlook for 2018 and 2019	C.33

❏	The Canadian dollar will stay close to current levels

The Canadian dollar remained relatively stable in relation to the U.S. dollar in recent months, averaging 76.5 U.S. cents since June 2018.

—	The Canadian dollar has not been fully supported by the increase in global oil prices owing to the weak price of Canadian oil.

—	In addition, the uncertainty over North American trade policies, as well as the U.S. dollar's broad-based appreciation, have had a negative impact on the Canadian dollar.

A slight appreciation in the Canadian dollar is expected in the coming quarters, although it will stay close to current levels.

—	On the one hand, the Canadian dollar will be supported by growth in the Canadian economy and by financial market expectations in respect of continued interest rate hikes in Canada.

—	On the other, the dollar's appreciation will be limited by slightly faster monetary tightening in the United States than in Canada, as well as by weak Canadian oil prices.

Thus, after averaging 77.1 U.S. cents in 2017, the Canadian dollar is expected to average 77.5 U.S. cents in 2018 and 78.1 U.S. cents in 2019.

Update on Québec’s Economic
C.34	and Financial Situation

❏	Global oil prices are expected to stabilize

Oil prices have risen substantially in the last few months. The price of Brent crude has climbed by 17% since the start of the year, averaging US$81 a barrel in October, the highest price since 2014. The price increase was driven primarily by the uncertainty around the global oil supply owing, in particular, to:

—	the anticipated impact of the U.S. sanctions on Iranian crude exports;

—	disruptions in oil production in certain countries, particularly Venezuela, Libya and Nigeria.

However, oil prices have already decreased, as a result of, in particular, the anticipated slowdown in growth of global oil demand in 2019 as well as an increase in U.S. production to a projected record level of 12 million barrels a day.

Furthermore, the price of WCS oil has dropped sharply in recent months. The price difference between WCS and WTI oil hit an all-time high in October as a result of weak U.S. demand related to maintenance at refineries and constraints related to transportation capacities. The situation is expected to be temporary, however.

Despite price fluctuations, Brent crude oil is projected to average US$75 a barrel in 2018 and 2019. The price of WTI is expected to be US$68 a barrel in 2018 and US$67 in 2019, while the price of WCS oil should average US$42 a barrel for the same two years.

The Québec Economy:
Recent Developments and Outlook for 2018 and 2019	C.35

Québec imports oil primarily from Canada and the United States

Québec imports all of its oil, but the source of its oil supplies has changed over the last few years.

—	Currently, Québec gets its oil primarily from the rest of Canada and the United States.

In 2016, Québec imported about 337 200 barrels of crude a day. The rest of Canada accounted for 36.5% of Québec's total crude oil imports, the United States, 27.0%, and other parts of the world, 36.5% .

—	By comparison, in 2012, Québec imported no more than 8.0% of its oil from the rest of Canada and only a negligible amount from the United States.

Data for 2017 show that Québec's international oil imports were down 26% from the previous year. However, the amount of oil imported from the United States rose from 43% to 68%.

This change in recent years has allowed Québec to increase its oil supplies from the rest of Canada and the United States. The change was occasioned:

—

by the reversal of the flow of oil through Enbridge's 9B pipeline between Ontario and Montréal in late 2015, which has a capacity of 300 000 barrels a day, as well as increased shipment by rail making it possible to move more oil from western Canada and the United States to Québec;

—	by the sharp increase in U.S. oil production in recent years.

Update on Québec’s Economic
C.36	and Financial Situation

4.	THE GLOBAL ECONOMIC SITUATION

❏	Continued global economic expansion despite significant risks

Global economic growth is expected to come in at 3.7% in 2018, the same rate as in 2017, and 3.6% in 2019. Expansion will remain robust, but will likely not be as well synchronized as in 2017.

—

Advanced economies will continue to grow, driven by government measures in a number of countries, particularly the United States. The pace of growth is expected to be slightly slower, though, in response to the moderation in economic growth in the euro area and Japan.

—	Emerging economies should also see continued growth despite more moderate support from world trade.

—

Robust growth is expected in India, outstripping economic growth in China. Economic activity is expected to pick up pace in Russia and Brazil, which will benefit from, in particular, higher commodity prices.

Although the global economy continues to expand, it is subject to several sources of increased tension, including:

—	the uncertainty in Europe fuelled, in particular, by difficult Brexit negotiations and the budget dispute between the European Union and Italy;

—	increased trade tensions between the United States and China, which risk dampening growth in world trade.

The Québec Economy:
Recent Developments and Outlook for 2018 and 2019	C.37

The following table shows the detailed global economic outlook by region and country.

TABLE C.8

Global economic growth outlook
(real GDP, percentage change)

	Weight(1)	2017	2018	2019
World(2)	100.0	3.7	3.7	3.6
– March 2018		3.6	3.7	3.6
Advanced economies(2)	41.9	2.3	2.3	2.0
– March 2018		2.3	2.2	1.9
Canada	1.4	3.0	2.1	1.8
– March 2018		3.0	2.1	1.7
United States	15.5	2.2	2.8	2.5
– March 2018		2.3	2.5	2.2
Euro area	11.8	2.4	1.9	1.6
– March 2018		2.3	2.0	1.6
United Kingdom	2.3	1.7	1.3	1.3
– March 2018		1.7	1.3	1.6
Japan	4.3	1.7	1.2	1.0
– March 2018		1.7	1.4	0.9
Emerging and developing economies(2)	58.1	4.7	4.7	4.7
– March 2018		4.5	4.7	4.7
China	17.7	6.9	6.5	6.2
– March 2018		6.9	6.4	6.1
India(3)	7.2	6.7	7.5	7.4
– March 2018		6.6	7.3	7.4

(1)	Weight in global GDP in 2016.
(2)	Data based on purchasing power parity.
(3)	GDP calculated for the fiscal year (April 1 to March 31).
Sources:	International Monetary Fund, IHS Markit, Datastream, Eurostat, Statistics Canada and Ministère des Finances du Québec.

Update on Québec’s Economic
C.38	and Financial Situation

❏	Continued growth in advanced economies…

Advanced economies are projected to expand by 2.3% in 2018 and 2.0% in 2019, compared to 2.3% growth in 2017.

—	The U.S. economy will see robust growth with the government's spending plan and tax reform supporting domestic demand.

—

The euro area is expected to experience a moderate pace of economic growth, supported by expansionary monetary and fiscal policies as well as job creation. Economic growth could, however, be slowed by uncertainty over Brexit and the Italian budget situation.

—	In Japan, moderate economic activity will benefit from favourable financial conditions and government measures in particular.

❏	… and emerging economies

Real GDP growth in emerging and developing economies is projected to hold steady at 4.7% in 2018 and 2019, the same rate as in 2017.

—	The Chinese economy is expected to continue transitioning to a growth model centred on domestic demand. It will benefit from government measures in particular, but could be impacted by trade tensions.

—	Economic expansion will likely continue in India owing to stronger domestic demand. The Brazilian and Russian economies will benefit from higher prices for oil and other commodities.

The Québec Economy:
Recent Developments and Outlook for 2018 and 2019	C.39

5.	MAIN RISKS THAT MAY INFLUENCE THE FORECAST SCENARIO

The economic and financial forecasts used in the Update on Québec's Economic and Financial Situation are based on several assumptions, some of which are associated with risks that could affect the global economic and financial scenario and the anticipated developments in the Québec economy.

One such risk is a broad-based slowdown in the global economy, which recently faced heightened tensions that could lead to a bigger-than-anticipated slowdown in economic growth.

The main sources of uncertainty include:

—

increased trade tensions between several major economies, which could slow trade expansion, investment and economic activity in the economies concerned. Such slowdowns would have impacts across the global economy;

—	tensions in Europe fuelled by difficult negotiations on the United Kingdom's exit from the European Union and by concerns about the Italian budget situation;

—

the speed of monetary tightening in the United States, where faster-than-expected hikes in the key interest rate could make things more difficult in some emerging economies whose debt is largely denominated in U.S. dollars;

—	change in oil and other commodity price;

—	heightened geopolitical tensions;

—	the sharper slowdown in Canada's residential sector, which could lead to a nearly 0.1% drop in Québec's real GDP;

—	how long U.S. tariffs on steel and aluminum will last. The maintenance of steel and aluminum tariffs could ultimately lead to a 0.3% decline in Québec's real GDP.

The Québec Economy:
Recent Developments and Outlook for 2018 and 2019	C.41

❏	Sensitivity analysis of economic variables

The economic outlook incorporates components of uncertainty that do not depend on the government directly, but which may cause actual results to differ from the forecasts.

■	Sensitivity of Québec's GDP to external variables

Given that the Québec economy is characterized by considerable openness to trade, its economic variables are influenced by a number of external factors.

—	The most important factors are related to the economic activity of Québec's main trading partners, namely the United States and the Canadian provinces.

■	Impact of external variables on the Québec economy

The results of an analysis conducted with a structural vector autoregression2 model based on historical data show that a change of 1% in U.S. real GDP leads to an average change of 0.45% in Québec's real GDP.

—	The maximum effect is felt after two quarters.

Based on the same model, a 1% change in Ontario's real GDP results in an average change of 0.42% in Québec's real GDP.

—	The maximum effect is Captured after one quarters.

Ontario is the Canadian province with which Québec has the most commercial ties, in addition to having a similar economic structure. In 2015, exports to Ontario accounted for more than 58% of Québec's interprovincial exports.

TABLE C.9

Impact of external shocks on Québec's real GDP growth rate

	Maturity(1)	Impact on Québec's real GDP
External shocks of 1%	(quarters)(1)	(percentage point)
U.S. real GDP	2	0.45
Ontario real GDP	1	0.42

(1)	Maturity corresponds to the number of quarters needed for the greatest impact on Québec's real GDP, presented in the right-hand column, to be recorded.
Sources:	Institut de la statistique du Québec, Ontario Ministry of Finance, IHS Markit, Statistics Canada, Bloomberg and Ministère des Finances du Québec.

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2 This econometric technique is used to estimate, on the basis of numerous observations, the extent to which fluctuations in one economic variable affect another economic variable.

Update on Québec’s Economic
C.42	and Financial Situation